Exhibit F

JOINT FILING STATEMENT

We, the undersigned, hereby express our agreement that the attached Schedule 13D/A is, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(f) under the Securities Exchange Act of 1934.

Dated: August 16, 2006

Sterling/US Shipping L.P.
By: Sterling Investment Partners Management LLC, its general partner

By:	/s/ M. William Macey, Jr.
Member

Sterling Investment Partners Side-by-Side L.P.
By: Sterling Investment Partners Management LLC, its general partner

By:	/s/ M. William Macey, Jr.
Member

United States Shipping Master LLC

By:	/s/ Paul B. Gridley
Chief Executive Officer

M. William Macey, Jr.

By:	/s/ M. William Macey, Jr.

Douglas L. Newhouse

By:	/s/ Douglas L. Newhouse